Performance Unit Award Summary

I. Introduction

The purpose of the Exide Technologies Annual Long-term Performance Program (the “Program”), established pursuant to the Exide Technologies 2004 Stock Incentive Plan (the “Stock Incentive Plan”) is to advance the interests of Exide Technologies, (the “Company”) and to increase shareholder value by providing key executives of the Company, consistent with the Company’s compensation philosophy, with long term incentives as a reward for past performance, as a motivation for future performance, and as a retention tool for continued employment. The Program is designed to motivate and reward key executives for accomplishing the strategic objectives of the organization, which include:

•	Creating shareholder value

•	Attainment of Company operating earnings objectives

•	Effective use of Company Assets

II.	Type of Program and Award Vehicles

The Program is a single vehicle, multi-year performance program, with incentive award opportunities defined as a specific cash dollar award target and incorporates a Performance Unit cash settled award as its primary incentive vehicle.

III. Payment of Awards

No portion of the award is earned at the beginning of the performance period. The entire award may be earned at the end of the performance period, based on attainment of established performance goals and continuation of employment. For example, options may vest over time, but cash awards will only be payable upon the attainment of certain goals. The goals for the cash portion of the 2006 Program are listed below.

IV. Performance Period

The Program is a multi-year performance Program. Each year, a new multi-year program cycle will commence. The initial performance period will run for thirty months (e.g., the 2006 Program would run from December 1, 2005 through March 31, 2008). Subsequent performance periods are contemplated to run for three years.

V. Incentive Award Opportunity

Each year, the CEO will recommend total award opportunities, but not Performance Targets, for each eligible participant as agreed to by the Compensation Committee (the “Committee”) or, for “Key Employees” as defined in the Compensation Committee Charter, by the Board of Directors. These recommendations are based on the Company’s compensation philosophy. The Committee, or, where applicable, the Board of Directors, shall have discretion to reject, adopt, or amend and adopt the recommendations of the CEO or otherwise set the award opportunities.

VI.	Performance Measures and Performance Target Levels for Cash Award Paid at End of Performance Period

a.	Performance Measures

The CEO will recommend to the Committee for approval at least two performance measures for each performance period, which will be key strategic measures tied to the long-term performance of the Company. Measures and Targets selected will be in effect for the entire performance period unless amended by the Committee due to special situations. Each three-year performance program may have new metrics and goals.

The metrics are tied to key strategic and operational performance over the period. For the performance period ending March 31, 2008, the metrics will be:

•	Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Restructuring)

•	Return on Net Assets

If the level of achievement with respect to each metric is the same, each metric will provide 50% of the total payable cash award. However, if the level of achievement is different for each metric, the amount earned with respect to each metric will equal a larger or smaller percentage of the total payable cash award.

b.	Performance Targets

Performance Targets for each Performance Measure will be recommended by the CEO and approved by the Compensation Committee on an annual basis for each performance period. The Performance Target setting process will be conducted in conjunction with both the Company’s profit planning process and strategic planning process.

c.	Performance Leverage

Target and Threshold levels of performance will be identified within the Program.

•	Target

•	The Target level of performance represents achievement of the Company’s long-term business plan goals for the performance period.

•	Performance at the Target level will result in a payout recommendation of 100% of the cash award.

•	Determination of performance for each of the metric goals will be based on the actual Company performance for the specific performance measures for the period and represented as a percentage of achievement from 0-100% of Target.

•	Threshold

•	The Threshold level of performance represents the minimum acceptable performance level eligible for a cash award. Threshold performance is defined as performance equal to 85% of Target for each performance metric.

•	Attainment of Threshold performance will result in a cash award equal to 40% of the Target cash award amount.

•	If performance is between Threshold and Target, the cash award is interpolated for the performance on the following basis: A 1% improvement in performance equals a 4% increase in award above threshold level (i.e. 85% performance = 40% award level and 95% performance = 80% award level).

•	If performance is below Threshold performance at the end of the performance period, there will be no cash award.

•	Determination of overall performance will be based on the sum of the individual performance measure results. For example, if one performance metric result is above threshold and the other performance metric is below threshold, the performance metric that is above threshold will be eligible for a cash award, and the performance metric that is below threshold will not be eligible for a cash award.

VII. Award for Outstanding Company Performance Above Target

In addition to the award available through the Program at target performance levels, participants have the opportunity to receive an additional cash award based on outstanding performance relative to exceeding target performance levels.

The additional cash opportunity is as follows:

•	Maximum

•	The Maximum level of performance represents the maximum performance level for a cash award. Maximum level of performance is defined as performance equal to 130% or higher of Target.

•	Attainment of Maximum level of performance will result in a cash award equal to 200% of the Target cash award amount.

•	If performance is between Target and 125% of Target, the cash award is interpolated for the performance on the following basis: A 1% improvement in performance equals a 2% increase in award above threshold level (i.e. 100% performance = 100% award level and 125% performance = 150% award level) for the first 25% above target. For performance between 125.1% and 130% of Target, a 1% improvement in performance equals a 10% increase in award above the 150% award level (i.e. 130% performance equals a 200% performance award – 50% above target for the 125% performance (2:1 leverage) and 10% for each additional 1% above the 125%).

•	Above Maximum performance (performance above 130% of Target) will result in no additional cash award.

Determination of overall performance will be based on an aggregation of individual performance metric results with specific metrics limited to 130% of Target performance measurement.

VIII. Participation

Participation is limited to those employees recommended by the CEO and approved by the Committee or, for Key Employees, by the Board of Directors. The Committee or the Board of Directors has the authority to add eligible participants as needed. Individuals who terminate employment from the Company during the year and are later rehired may have their eligibility and benefit prorated as of the date of their rehire.

IX. Vesting

The Cash award vests immediately upon payout at the end of the performance period.

X. Termination

a.	Disability and Death — Cash award will be prorated based on the time spent as a participant during the performance period and will be paid at the end of the performance period together with all participants based on the attainment of the performance goals.

b.	Change in Control (CIC) — Cash award will be based on the time spent as a participant during the performance period and will be paid at achieved levels of performance.

c.	Voluntary or Involuntary Termination – Cash award is forfeited if a participant is not employed at the end of the performance period.

d.	In case of any conflict, termination provisions of the Stock Incentive Plan supersede the provisions in this document.

XI. Program Authority

The Program has been approved by the Committee and is administered by the Committee. The Committee has discretion to interpret the Program, prescribe, amend and rescind rules and regulations necessary or appropriate for the administration of the Program, and make such other determinations and take such other actions regarding the Program, as it deems necessary or advisable. The Program may be amended or discontinued by the Committee or the Board of Directors at any time; however, no amendment may adversely affect an outstanding award for which the performance period has ended. In the event of any conflict between this document and the Stock Incentive Plan, the Stock Incentive Plan will govern.

XII. Timing of Payment

Final performance determination will be made subsequent to the completion of the third year of the performance period. Final payout will be made following the third year of the performance period upon receipt of audited results and approval by the Compensation Committee.

XIII. Method of Payment

All payments under the Program will be made through the normal payroll procedures and all awards will be subject to applicable taxes in accordance with Internal Revenue Service regulations or applicable local country rules, regulations and laws. Payments under the Program will not be used for determining benefits under the Company’s retirement plans within regulatory limits and are not used in calculating other base pay derived benefits such as Company retirement plan matching benefits or life insurance benefits.